Exhibit 4.5
Confidential
EXECUTION VERSION
AMENDED AND RESTATED
CLASS B WARRANT AGREEMENT
     This AMENDED AND RESTATED CLASS B WARRANT AGREEMENT (this “Warrant Agreement”) is dated and made as of February 24, 2006 and amended and restated as of June 30, 2006 (the “Restatement Date”), by and between ORTHOLOGIC CORP., a Delaware corporation (the “Company”), and PHARMABIO DEVELOPMENT INC., a North Carolina corporation, doing business as NovaQuest (“NovaQuest”).
     WHEREAS, the Company and NovaQuest have entered into the Common Stock and Warrant Purchase Agreement (the “Purchase Agreement”), dated as of February 24, 2006, pursuant to which the Company granted to NovaQuest the rights set forth in that certain Class B Warrant Agreement (the “Prior Warrant Agreement”), dated as of February 24, 2006 (the “Prior Warrant Issuance Date”), and the Registration Rights Agreement (the “Registration Rights Agreement”), dated as of February 24, 2006;
     WHEREAS, the Company and Quintiles, Inc. (“Quintiles”), an affiliate of NovaQuest, have entered into a Master Services Agreement also dated as February 24, 2006 (the “Services Agreement”);
     WHEREAS, pursuant to the Purchase Agreement, as modified by that certain letter agreement between NovaQuest and the Company of even date herewith regarding a waiver of blocking events, the parties desire to amend and restate the Prior Warrant Agreement as set forth in this Warrant Agreement;
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:
     1. The Warrant.
          (a) The Company hereby agrees to issue and sell to NovaQuest, its designee or assigns (the “Holder”) 80,000 shares (the “Warrant Shares”) of the Company’s Common Stock, $0.0005 par value per share (“Common Stock”), at an exercise price of One Dollar and Ninety-One Cents ($1.91) per share (the “Exercise Price”) (such Exercise Price was calculated as follows: the average of the closing prices of the shares of Common Stock for the 15 trading days prior to the Restatement Date, multiplied by 115%), upon the terms and conditions herein set forth, including the vesting schedule set forth in this Section 1. The Exercise Price and the number of Warrant Shares purchasable upon exercise of this Warrant Agreement are subject to adjustment from time to time as provided in Section 4 of this Warrant Agreement.
          (b) Upon ****(the “Milestone”), the Holder’s right to exercise this Warrant Agreement will vest as follows:

****	Text has been omitted pursuant to a confidentiality request. Omitted text has been filed with the Securities and Exchange Commission.

               (i) if ****, One Hundred Percent (100%) of the Warrant Shares shall vest;
               (ii) if ****, Seventy-Five (75%) of the Warrant Shares shall vest;
               (iii) if ****, Fifty Percent (50%) of the Warrant Shares shall vest;
               (iv) if ****, none of the Warrant Shares shall vest; and
               (v) any Warrant Shares not vested by **** shall expire.
          (c) In the event that the Milestone fails to be achieved, or fails to be achievable, by ****, or by another date specified in the vesting schedule set forth in Section 1(b) above, and such failure is not caused solely by Quintiles, then the Joint Development Committee (as defined in the Services Agreement) shall promptly and in good faith review the Milestone, the existing vesting schedule, and the events and circumstances that caused or resulted in such failure; and the Joint Development Committee shall determine a new vesting schedule that shall extend each date within the existing vesting schedule by the duration of the events or circumstances that caused or resulted in such failure, up to one year; provided that the vesting schedule shall be extended pursuant to this Section 1(c) only once. The parties hereto promptly shall enter into an appropriate amendment to this Warrant Agreement reflecting such extension.
          (d) Notwithstanding Section 1(b), the Holder’s right to exercise this Warrant Agreement will vest upon a Change of Control. “Change of Control” means the occurrence of any of the following: (a) any “person” or “group” (as such terms are defined in Section 13(d) and Section 14(d) of the Securities Exchange Act of 1934, as amended, or any successor provisions (the “Exchange Act”)) becomes the “beneficial owner” (as determined in accordance with Rule 13d-3 under the Exchange Act), directly or indirectly, of shares of voting securities of the Company representing 50% or more of the total voting power of all outstanding voting securities of the Company; (b) the sale, lease, license, exchange or other transfer (in one or a series of transactions) of all or substantially all of the assets of the Company, or all or substantially all of the assets relating to TP508; or (c) any merger, consolidation, share exchange, business combination or similar transaction in which the Company is not the surviving entity or in which the holders of the outstanding shares of stock of the Company immediately prior to such transaction hold, immediately after such transaction, less that 51% of the total voting power of the outstanding securities of the surviving or resulting entity in such transaction.
     2. Expiration Date. This Warrant Agreement, and the Holder’s right to purchase any of the Warrant Shares, will expire at 5:00 p.m. Eastern Time on the tenth anniversary of the Prior Warrant Issuance Date (the “Expiration Date”).
     3. Exercise of this Warrant Agreement. (a) The Holder may exercise this Warrant Agreement, on any Business Day, at any time from and after the date hereof and prior to the Expiration Date, in whole or in part, as adjusted from time to time as provided in Section 4 of this Warrant Agreement, by: (a) the surrender of this Warrant Agreement, with the Exercise Form substantially in the form attached hereto as Annex A properly completed and executed, at

****	Text has been omitted pursuant to a confidentiality request. Omitted text has been filed with the Securities and Exchange Commission.

the principal office of the Company, and (b) upon payment by the delivery of a certified check or official bank check or wire transfer of immediately available funds, payable to the order of the Company in an amount equal to the aggregate purchase price for the Warrant Shares being purchased upon such exercise. Upon receipt thereof by the Company, the Holder will be deemed to be the holder of record of the Warrant Shares issuable upon such exercise as of the close of business on the date of such receipt by the Company, and the Company will promptly execute or cause to be executed and delivered to the Holder, a certificate or certificates representing the aggregate number of Warrant Shares specified in the Exercise Form. If this Warrant Agreement is exercised only in part, the Company will, at the time of delivery of said stock certificate or certificates, deliver to the Holder a new Warrant Agreement of like tenor evidencing the right of the Holder to purchase the remaining Warrant Shares then covered by this Warrant Agreement. “Business Day” shall mean any day, other than a Saturday, Sunday or legal holiday during which banks in North Carolina, United States are open for the conduct of their banking business.
          (b) In lieu of exercising this Warrant Agreement, the Holder may elect to receive shares equal to the value of this Warrant Agreement (or the portion of the Warrant Shares hereunder being cancelled or surrendered) by sending written notice of such election to the Company, in which event the Company shall deliver to the Holder a stock certificate representing a number of shares of Common Stock computed using the following formula:
                                              X=Y(A-B)
                                                       A
Where:
X = the number of shares of Common Stock to be issued to the Holder
Y = the number of shares of Common Stock purchasable under this Warrant Agreement as to which the Holder is then exercising this Warrant Agreement
A = the fair market value of one share of Common Stock
B = the Exercise Price (as adjusted to the date of such calculations)
          (c) For purposes of this Section, “fair market value” of one share of Common Stock shall mean the closing price reported on the Nasdaq National Market or the principal exchange on which the Common Stock is listed, or the average of the closing bid and asked prices of the Common Stock quoted in the Over-The-Counter market, whichever is applicable, in each such case averaged over a period of fifteen (15) consecutive trading days immediately preceding the date that the Exercise Form is delivered to the Company. If the Common Stock is not traded on such market or exchange, or Over-The-Counter, the fair market value of the Common Stock will be the price per share which the Company could obtain from a willing buyer for shares sold by the Company from authorized but unissued shares, as agreed upon by the Company and the Holder in good faith or, absent such agreement, as shall be determined by arbitration instituted by either party under the rules of the American Arbitration Association.

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          (d) If this Warrant Agreement has not been exercised prior to the Expiration Date, the Holder shall be deemed to have elected, prior to the close of business on the Expiration Date, to receive shares pursuant to this Section 3.
     4. Certain Adjustments. The Exercise Price at which Warrant Shares may be purchased and the number of Warrant Shares to be purchased upon exercise of this Warrant Agreement are subject to change or adjustment from time to time as follows:
          (a) Merger, Sale of Assets, etc. If at any time while this Warrant Agreement, or any portion hereof, is outstanding and unexpired there shall be (i) a reorganization (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), (ii) a merger or consolidation of the Company with or into another corporation or entity in which the Company is not the surviving entity, or a reverse triangular merger or share exchange in which the Company is the surviving entity but the shares of the Company’s capital stock outstanding immediately prior to the merger or share exchange are exchanged or converted by virtue of the merger or share exchange into other property, whether in the form of securities, cash, or otherwise, or (iii) a sale, lease, license or other transfer of all or substantially all of the Company’s properties or assets to any other person or entity, then, as a part of such reorganization, merger, consolidation, exchange or other transfer, lawful provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant Agreement, during the period specified herein and upon payment of the Exercise Price then in effect, the number of shares of stock or other securities or property resulting from such reorganization, merger, consolidation, exchange or other transfer that a holder of the shares deliverable upon exercise of this Warrant Agreement would have been entitled to receive in such reorganization, merger, consolidation, exchange or other transfer if this Warrant Agreement had been exercised immediately before the record date of (or the date of, if no record date is fixed) such reorganization, merger, consolidation, exchange or other transfer, all subject to further adjustment as provided in this Section 4. The foregoing provisions of this Section 4(a) shall similarly apply to successive reorganizations, mergers, consolidations, exchanges or other transfers and to the stock or securities of any other corporation that are at the time receivable upon the exercise of this Warrant Agreement. If the per-share consideration payable to the Holder hereof for shares in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be reasonably determined in good faith by the Company’s Board of Directors. In all events, appropriate adjustment (as reasonably determined in good faith by the Company’s Board of Directors) shall be made in the application of the provisions of this Warrant Agreement with respect to the rights and interests of the Holder after any of the above-referenced transactions, to the end that the provisions of this Warrant Agreement shall be applicable after such event, as near as reasonably may be, in relation to any shares or other property deliverable after such event upon exercise of this Warrant Agreement.
          (b) Reclassification, etc. If the Company, at any time while this Warrant Agreement, or any portion hereof, remains outstanding and unexpired, by reclassification of securities or otherwise, shall change any of the securities as to which purchase rights under this Warrant Agreement exist into the same or a different number of securities of any other class or classes, this Warrant Agreement shall thereafter represent the right to acquire such number and

****	Text has been omitted pursuant to a confidentiality request. Omitted text has been filed with the Securities and Exchange Commission.

kind of securities as the Holder would have received if this Warrant Agreement had been exercised in full immediately prior to such reclassification or other change or immediately prior to the record date with respect thereto and the Exercise Price therefor shall be appropriately adjusted, all subject to further adjustment as provided in this Section 4. The foregoing provisions of this Section 4(b) shall similarly apply to successive reclassifications or other changes.
          (c) Split, Subdivision or Combination of Shares. If the Company, at any time while this Warrant Agreement, or any portion hereof, remains outstanding and unexpired, shall split, subdivide or combine the securities as to which purchase rights under this Warrant Agreement exist, into a different number of securities of the same class, the Exercise Price for such securities shall be proportionately decreased in the case of a split or subdivision or proportionately increased in the case of a combination. Upon each adjustment in the Exercise Price pursuant to this subsection, the number of shares of such securities purchasable hereunder shall be adjusted, to the nearest whole share, to the product obtained by multiplying the number of shares purchasable immediately prior to such adjustment in the Exercise Price by a fraction, the numerator of which shall be the Exercise Price immediately prior to such adjustment and the denominator of which shall be the Exercise Price immediately thereafter.
          (d) Certificate as to Adjustments. Upon the occurrence of each adjustment pursuant to this Section 4, the Company at its expense shall promptly compute such adjustment in accordance with the terms hereof and furnish to any Holder of this Warrant Agreement a certificate signed by its Chief Financial Officer setting forth such adjustment and showing in detail the event requiring the adjustment, the amount of such adjustment, the method by which such adjustment was calculated, the Exercise Price at the time in effect, and the number of shares and the amount, if any, of the property that at the time would be received upon the exercise of this Warrant Agreement, together with the facts upon which such adjustment is based. The Company shall, upon the written request, at any time, of any Holder, promptly furnish or cause to be furnished to such Holder a like certificate setting forth: (i) all such previous adjustments; (ii) the Exercise Price at the time in effect; and (iii) the number of shares and the amount, if any, of other property that at the time would be received upon the exercise of this Warrant Agreement.
          (e) No Dilution or Impairment. The Company will not, by amendment of its certificate of incorporation or through any reorganization, recapitalization, reclassification, transfer of assets, consolidation, merger, business combination, or dissolution, avoid or seek to avoid the intent of this Section 4 or the observance or performance of any of the terms to be observed or performed by the Company under this Warrant Agreement, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant Agreement against impairment.
          (f) Conformity with Warrant Agreement. In the event that at any time, as a result of any adjustment made pursuant to this Section 4, the Holder thereafter shall become entitled to receive any shares of capital stock of the Company other than Common Stock, thereafter the number of such other shares so receivable upon exercise of the Warrant Agreement

****	Text has been omitted pursuant to a confidentiality request. Omitted text has been filed with the Securities and Exchange Commission.

shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in this Section 4.
     5. Fractional Shares. Fractional shares will not be issued upon the exercise of this Warrant Agreement, but in any case where the Holder would, except for the provisions of this Section, be entitled under the terms of this Warrant Agreement to receive a fractional share upon the exercise of this Warrant Agreement, the Company will, upon the exercise of this Warrant Agreement for the largest number of whole shares then called for, pay a sum in cash equal to the excess of the fair market value of such fractional share (determined in such reasonable manner as may be prescribed by the Board of Directors of the Company in its discretion) over the proportional part of the per share purchase price represented by such fractional share.
     6. Notices of Certain Events. In case:
          (a) the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time receivable upon the exercise of this Warrant Agreement) for the purpose of entitling them to receive any dividend or other distribution, or stock subdivision or combination, or any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or
          (b) of any reorganization or recapitalization of the Company, any reclassification of the capital stock of the Company, any consolidation, merger, share exchange or other business combination of the Company with or into another corporation or entity, or any sale, lease, license or other transfer of all or substantially all of the assets of the Company to another corporation or entity, or
          (c) of any voluntary dissolution, liquidation or winding-up of the Company, then, and in each such case, the Company will cause written notice thereof to be delivered to the Holder specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right or (ii) the date on which such reorganization, recapitalization, reclassification, consolidation, merger, share exchange, business combination, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such stock or securities at the time receivable upon the exercise of this Warrant Agreement) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, share exchange, business combination, transfer, dissolution, liquidation or winding-up. Such notice shall be delivered at least ten (10) Business Days prior to the date required to be specified therein pursuant to this Section 6.
     7. No Rights as Stockholder; Limitation of Liability. This Warrant Agreement, as distinct from the shares for which this Warrant Agreement is exercisable, will not entitle the Holder to any of the rights of a stockholder of the Company. No provision of this Warrant Agreement, prior to the exercise of this Warrant Agreement, and no mere enumeration herein of

****	Text has been omitted pursuant to a confidentiality request. Omitted text has been filed with the Securities and Exchange Commission.

the rights or privileges of the Holder, will give rise to any liability of the Holder for the purchase price or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.
     8. Miscellaneous.
          (a) Representations by the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all necessary corporate power and authority to carry on its business as now conducted. The Company has all necessary corporate power and authority to execute and deliver this Warrant Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Warrant Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Warrant Agreement or to consummate the transactions contemplated hereby. No further approval or authority of the board of directors or stockholders of the Company will be required for the issuance and sale of the Warrant Shares to be issued by the Company as contemplated herein. This Warrant Agreement has been duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms.
          (b) Successors and Assigns. This Warrant Agreement shall be binding on and inure to the benefit of the Holder and the Company and their respective successors and assigns.
          (c) Amendments and Waivers. This Warrant Agreement and any provision hereof may be amended, changed, waived, discharged or terminated only by an instrument in writing signed by both parties hereto.
          (d) Loss, Theft, Destruction or Mutilation. Upon receipt by the Company of evidence reasonably satisfactory to it that this Warrant Agreement has been lost, stolen, destroyed or mutilated, and in the case of any lost, stolen or destroyed Warrant Agreement, an indemnity reasonably satisfactory to the Company, or in the case of a mutilated Warrant Agreement, upon surrender and cancellation hereof, the Company will execute and deliver in the name of the registered holder of this Warrant Agreement, in exchange and substitution for the Warrant Agreement so lost, stolen, destroyed or mutilated, a new Warrant Agreement of like tenor and amount.
          (e) Warrant Exchangeable for Different Denominations. This Warrant Agreement is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company for new Warrant Agreements of like tenor representing in the aggregate the right to purchase the number of shares which may be purchased hereunder, each of such new Warrant Agreements to represent the right to purchase such number of Warrant Shares as shall be designated by said Holder hereof at the time of such surrender.

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          (f) Law Governing. This Warrant Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of North Carolina, without regard to conflicts-of-laws principles that would require the application of any other law.
          (g) Entire Agreement. This Warrant Agreement, together with the Purchase Agreement, the Registration Rights Agreement, and the other transaction documents referred to therein or contemplated thereby, constitutes the full and entire understanding and agreement among the parties with regard to the subject matter of this Warrant Agreement, and supersedes all prior agreements, understandings, inducements or conditions, express or implied, oral or written, with respect to the subject matter of this Warrant Agreement including, without limitation, the Prior Warrant Agreement, which is hereby terminated in its entirety.
          (h) Notices. Unless otherwise provided herein, all notices, requests, demands and other communications required or permitted under this Warrant Agreement shall be in writing and will be deemed to have been duly made and received: (i) upon personal delivery; (ii) three (3) Business Days after deposit with the United States Post Office, by registered or certified mail or by first class mail, postage prepaid, addressed as set forth below; or (iii) one (1) Business Day after deposit with a nationally recognized, overnight courier (for next business day delivery), shipping prepaid, addressed as set forth below:

If to Company:	OrthoLogic Corp.
1275 West Washington Street
Tempe, Arizona 85281
Attn: Chief Executive Officer
Facsimile: (602) 470-7080

With a copy to
(which shall not
constitute notice):	Quarles & Brady Streich Lang llp One Renaissance Square
Two North Central Avenue
Phoenix, Arizona 85004
Attn: Steven P. Emerick
Facsimile: (602) 417-2980

If to Purchaser:	PharmaBio Development Inc.
(d/b/a NovaQuest)
4709 Creekstone Drive
Suite 200 Riverbirch Building
Durham, NC 27703
Attn: President
Facsimile: (919) 998-2090

****	Text has been omitted pursuant to a confidentiality request. Omitted text has been filed with the Securities and Exchange Commission.

With a copy to
(which shall not
constitute notice):	Smith, Anderson, Blount, Dorsett
Mitchell & Jernigan, L.L.P.
2500 Wachovia Capitol Center
Raleigh, NC 27601
Attn: Christopher B. Capel
Facsimile: (919) 821-6800
Either party may change the address to which communications are to be sent by giving five (5) Business Days’ advance notice of such change of address to the other party in conformity with the provisions of this Section.
          (i) Execution; Counterparts. This Warrant Agreement and any amendment hereto may be executed in counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The exchange of copies of this Warrant Agreement or amendments thereto and of signature pages by facsimile transmission or by email transmission in portable digital format, or similar format, shall constitute effective execution and delivery of such instrument(s) as to the parties and may be used in lieu of the original Warrant Agreement or amendment for all purposes. Signatures of the parties transmitted by facsimile or by email transmission in portable digital format, or similar format, shall be deemed to be their original signatures for all purposes.
[signature page follows]

****	Text has been omitted pursuant to a confidentiality request. Omitted text has been filed with the Securities and Exchange Commission.

[Signature Page to Amended and Restated Class B Warrant Agreement]
     IN WITNESS WHEREOF, the parties have caused this Warrant Agreement to be duly executed and delivered as of the day and year first written above.

ORTHOLOGIC CORP.
By:	/s/ Les M. Taeger
Name:	Les M. Taeger
Title:	CFO

PHARMABIO DEVELOPMENT INC (D/B/A NOVAQUEST)
By:	/s/ Patrick B. Jordan
Name:	Patrick B. Jordan
Title:	Vice President, Corporate Development

****	Text has been omitted pursuant to a confidentiality request. Omitted text has been filed with the Securities and Exchange Commission.

ANNEX A
EXERCISE FORM
TO BE EXECUTED BY THE REGISTERED HOLDER
TO EXERCISE THE ATTACHED
AMENDED AND RESTATED CLASS B WARRANT AGREEMENT OF
ORTHOLOGIC CORP.
     The undersigned, [___], pursuant to the provisions of the Class B Warrant Agreement between OrthoLogic Corp. (the “Company”) and PharmaBio Development Inc. dated as of February 24, 2006, as amended and restated on June ___, 2006 (the “Warrant Agreement”), hereby elects to exercise the Warrant Agreement by agreeing to subscribe for and purchase [___] shares (the “Warrant Shares”) of Common Stock, $.0005 par value per share, of the Company, and hereby makes payment of $[___] by certified or official bank check or wire transfer of immediately available funds payable to the order of the Company in payment of the exercise price therefor.
     The undersigned acknowledges that the sale, transfer, assignment or hypothecation of the Warrant Shares to be issued upon exercise of this Warrant Agreement is subject to the terms and conditions of the Warrant Agreement.

PharmaBio Development Inc.
(d/b/a NovaQuest)

By:

Name:

Title:

Address:	4709 Creekstone Drive
Suite 200 Riverbirch Building
Durham, NC 27703
Dated: ___________________, _____

****	Text has been omitted pursuant to a confidentiality request. Omitted text has been filed with the Securities and Exchange Commission.